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                                   EXHIBIT 8

                                March 16, 1998



Board of Directors
Juniata Valley Financial Corp.
Bridge and Main Streets
Mifflintown, PA 17059

Board of Directors
Lewistown Trust Company
100 East Market Street
Lewistown, PA 17044

     Re:  Agreement and Plan of Reorganization of
          Lewistown Trust Company with and into
          Juniata Valley Bank,
          A Wholly Owned Subsidiary of
          Juniata Valley Financial Corp.

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of a proposed reorganization involving Juniata Valley Financial Corp. ("Juniata"), a Pennsylvania corporation; Juniata Valley Bank ("JVB"), a Pennsylvania state chartered banking institution and wholly-owned subsidiary of Juniata; and Lewistown Trust Company ("Lewistown"). The reorganization is described in the Joint Proxy Statement/Prospectus and in the Agreement and Plan of Reorganization dated December 30, 1997 (the "Reorganization Agreement"). Juniata has one class of stock outstanding, which is voting common stock. Lewistown has only voting common stock outstanding.

     Pursuant to and in accordance with the Pennsylvania Banking Code, Lewistown will be merged into JVB (the "Merger") and the resulting entity will continue under the name "Juniata Valley Bank". As a result of the Merger, JVB will succeed to all of the assets of Lewistown, subject to all of the liabilities of Lewistown.

     Each share of common stock of Lewistown will be exchanged for shares of common stock of Juniata determined in accordance with the exchange ratio provided in the Merger Agreement, except for shares of Lewistown held by shareholders who exercise their dissenters rights. Dissenting shareholders may surrender their Lewistown stock to Juniata and receive cash payments representing the fair market value of such stock, subject to the provisions of The Pennsylvania Banking Code.

     Shareholders of Lewistown who would have otherwise been entitled to a fraction of a share of Juniata common stock will be paid an amount in cash equal to such fraction multiplied by the "market value per share" as defined in the Merger Agreement for one (1) whole share of Juniata common stock. The cash received by dissenting shareholders and by shareholders who receive cash in lieu of fractional shares will be provided by Juniata.

     In connection with the proposed Merger and related transactions you have made the following representations to us:

     1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Merger)
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due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2.  The Merger will be effective under The Pennsylvania Banking Code.

     3. The total fair market value of the Juniata common stock and cash received by Lewistown shareholders will be approximately equal to the fair market value of the Lewistown common stock surrendered in the Merger.

     4. To the best knowledge of Lewistown management, there is no plan or intention on the part of Lewistown shareholders to sell, exchange, or otherwise dispose of a number of shares of Juniata common stock received in the Merger that would reduce Lewistown's shareholders' ownership of Juniata common stock to a number of shares having a value, as of the date of the Merger of less than eighty (80%) percent of the value of all of the formerly outstanding Lewistown stock as of the same date. For this purpose, shares of Lewistown common stock exchanged for cash in exercise of dissenters' rights or in lieu of fractional shares of Juniata common stock are treated as outstanding Lewistown stock on the date of the Merger. Moreover, Lewistown stock and Juniata stock held by Lewistown shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction have been taken into account in making this representation.

     5. Juniata has no plan or intention to reacquire any of its stock issued in the Merger or make any extraordinary distribution in respect of its stock.

     6. JVB has no plan or intention to sell or otherwise dispose of any of its assets or the assets of Lewistown acquired in the Merger, except for dispositions made in the ordinary course of business.

     7. The liabilities of Lewistown were incurred by Lewistown in the ordinary course of its business.

     8. Following the Merger, JVB will continue its historic business or use a significant portion of its historic business assets in a business.

     9. Juniata, Lewistown, and the Lewistown shareholders will pay their respective expenses, if any, incurred in connection with the transaction (other than expenses of Lewistown assumed by JVB pursuant to the Merger).

     10. There is no intercorporate indebtedness existing between Lewistown and Juniata or its subsidiaries that was issued, acquired, or will be settled at a discount.

     11. Neither Juniata nor JVB is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 as amended (the "Code").

     12. Neither Juniata nor Lewistown is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     13. Lewistown shareholders will receive and retain a meaningful continuing equity ownership in Juniata that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. (S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

     14. After the Merger, JVB will continue to hold "substantially all" of Lewistown properties acquired in the Merger within the meaning of Section 368(a)(2)(E) of the Code and the regulations promulgated thereunder.
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     15. None of the compensation to be received by any Lewistown shareholder-
employee pursuant to any employment agreement or any covenants not to compete will be separate consideration for, or allocable to, any of their shares of Juniata stock; the compensation to be paid to any Lewistown shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     16. No distributions will have been made by Lewistown with respect to its stock preceding the proposed transaction other than distributions consistent in amount and in effect with prior dividend policy.

     17. The issuance of cash in lieu of fractional shares merely represents the mechanical rounding off of the fractional share interests. It is undertaken solely for the purpose of saving Juniata the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The aggregate amount of cash to be issued in lieu of fractional shares is anticipated to be less than one (1%) percent of the total value of Juniata common stock received by Lewistown shareholders.

     18. Lewistown has not redeemed any of its capital stock within the last three (3) years.

     19. The common stock of Juniata to be received by the shareholders of Lewistown is not subject to put or call options.

     Based on our understanding of the pertinent facts as set forth above and applicable law, as enacted and construed on the date hereof, it is our opinion that:

     (i) the Merger of Lewistown with and into JVB in accordance with the Reorganization Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Lewistown, JVB, and Juniata will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by Lewistown, JVB, or Juniata as a result of the Merger;

     (iii) except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Lewistown who receive solely Juniata common stock upon the exchange of their shares of Lewistown common stock for shares of Juniata common stock;

     (iv) the basis of the Juniata common stock to be received by the Lewistown shareholders will be, in each instance, the same as the basis of the Lewistown common stock surrendered in exchange therefor;

     (v) to the extent that Lewistown stock is held as capital asset, the holding period of the Juniata common stock received by the shareholders of Lewistown receiving Juniata common stock will include the period during which the Lewistown common stock surrendered in exchange therefor was held;

     (vi) to the extent that they hold their Lewistown common stock as capital assets, cash received by Lewistown shareholders in lieu of a fractional share interest in Juniata common stock will be treated as having been received as a distribution in full payment for such fractional share interest in Juniata common stock, subject to the provisions of Section 302(a) of the Code.

     We are pleased to offer this opinion based on the federal income tax laws as of this date. No assurances can be provided as to future changes in administrative or judicial interpretations of
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these laws. No opinion is expressed with respect to state and local taxes, federal, or state securities law and other federal or state law not expressly referred herein.

     We hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ James A. Ulsh